Exhibit 10.1
[CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT]

Jennifer Wuamett
[********]

August 2021
EMPLOYMENT AGREEMENT

This agreement (“Agreement”), is entered into as of the date of the last signature provided below (“Effective Date”), by and between NXP USA, Inc. (“NXP” or “the Company”) and you, Jennifer Wuamett (“You” or “Employee”).

In consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt of which you hereby acknowledged, NXP hereby confirms the employment of Employee on the following terms and conditions and, except to the extent specifically superseded by this Agreement, subject to all NXP policies and procedures regarding its employees:

1.Position. Subject to the terms and conditions below, NXP hereby confirms to have employed you, and you hereby confirm to have accepted such employment, as provided below. As of the Commencement Date (defined below), you serve as the Executive Vice President and General Counsel and report to the Chief Executive Officer (“CEO”), currently Kurt Sievers. In this role, you are designated as a Member of the Management Team and shall perform such duties and responsibilities as may from time to time be assigned to you by the CEO of NXP.

2.Employment Scope. This Agreement sets the terms and conditions of the Employment of the Employee that began on September 1, 2018 (the “Commencement Date”) and shall continue through and until such time it is terminated pursuant to Section 4 below, or otherwise agreed in writing. Notwithstanding any term or provision in this Agreement, Employee’s employment with the Company or its affiliates is presently and shall remain solely at-will; provided, however, that the provisions of Section 8 through 9 of this Agreement shall survive the termination of the Employee’s employment with the Company, for any reason.

3.Compensation and Benefits.

a.Base Salary. Your gross base annual salary currently is $515,0001 (“Base Salary”), subject to federal, state, and/or local withholding as applicable,
1 Unless otherwise stated herein, all monetary amounts provided in this Agreement are in U.S. dollars.

and shall be paid in accordance with the same payroll schedule applicable to all executives of NXP USA Inc. The CEO, after approval of the Compensation Committee (“Compensation Cie.”) of the Board of Directors (“Board”) of NXP Semiconductors N.V., shall review annually whether any increase in the Base Salary shall be made. Although you shall be informed in writing of any salary increases awarded to you through this process, nothing in this Agreement shall be construed to require any such increases or at any specific periods of time.

b.Incentive Compensation. You are entitled to participate in NXP’s Executive Incentive program. The annual incentive targets will be set from year to year by the CEO, in consultation with the Compensation Cie. The gross at target annual incentive amount is currently 80% of your Base Salary. For incomplete calendar years the annual incentive will be prorated. The actual incentive payout will be based upon performance measures established for any given year and approved by the Compensation Cie. The current maximum annual incentive opportunity is equal to 200% of the at-target annual incentive opportunity. Because the maximum position- related annual incentives are fixed by the Compensation Cie., any changes in the incentive program related to your position introduced and approved by the Compensation Cie. shall automatically apply to the Agreement and will be deemed to form part thereof.

c.Employee Benefits. You shall continue to remain eligible to participate in all employee benefit plans, policies, and programs applicable to other NXP executives or officers, including NXP’s Long Term Incentive Plan(s). The terms and conditions of your participation in any NXP benefit plans, policies, or programs shall be governed by the terms of each such plan, policy, or program.

4.Termination of Employment. Your employment with NXP may be terminated in accordance with any of the following provisions:

a.Termination by Employee. You may terminate employment with NXP at any time during the course of this Agreement by giving three (3) months’ notice in writing to the CEO of NXP, which notice may be waived in whole or in part, and without any obligation to pay, by the Company without affecting the voluntary nature of your resignation. During the notice period, or unless otherwise instructed in writing by the CEO of NXP, you must continue to fulfill all duties and responsibilities of your role with NXP. Your salary and benefits shall remain unchanged during the notice period provided you remain actively employed, but failure to comply with this notice requirement shall result in a material breach of this Agreement.

b.Termination by the Company with Notice. NXP may terminate your employment at any time during the course of this Agreement by giving you three (3) months’ notice in writing to you. NXP also may elect to provide payment in lieu of the notice requirement without affecting this provision. During the notice period, or unless otherwise instructed in writing by the CEO of NXP, you must continue to fulfill all duties and responsibilities of your role with NXP. Your salary and benefits will remain unchanged during the notice period unless NXP has already made payment in lieu of notice. This Agreement shall not require NXP to maintain you in active employment for any portion of the notice period.

c.Termination by the Company Without Notice. NXP may, at any time and without notice, terminate your employment for such reasons that shall include but not be limited to the following grounds: (a) failure to perform the duties of your position in a satisfactory manner as determined by NXP;
(b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude or in any way relating to the business or activities of the Company or its affiliates; (d) indictment for, conviction of, or plea of nolo contendere (or similar plea) to a failure to contest prosecution for, or commission of any act which is a felony, or any act which is a misdemeanor involving moral turpitude, fraud or misrepresentation or otherwise would have been reasonably likely to be detrimental to the business, reputation, character or standing of the Company or its affiliates or your ability to perform your job duties; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of your duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the instructions of the CEO of NXP.

d.Termination By Death or Disability. Your employment and rights to compensation under this Agreement shall terminate automatically if you are unable to perform the duties of your position due to death or disability lasting continuously more than 90 days, and your heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which you may be entitled under this Agreement, except: (a) to the extent specifically provided in this Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which you are covered provide a benefit to your heirs, beneficiaries, successors, or assigns.

e.Severance Payment. If NXP terminates your employment for any reason other than that provided in Section 4(c) or 4(d) of this Agreement, and provided you fully execute and do not revoke a separation and general release agreement in a form satisfactory to NXP within 60 days following such termination of employment, then NXP will pay you a lump sum cash severance payment of one (1) year’s Base Salary, less any gross payments or benefits paid during the notice period above unless you have performed or will perform actual work during the notice period.

f.Change in Control. If your employment is terminated by NXP at any time and for any reason other than that provided in Section 4(c) of this Agreement, and without you being a Bad Leaver or by you for Good Reason (as defined in the NXP Omnibus Plan), in either case within twelve months following a Change of Control and (ii) you execute and deliver to NXP (and do not revoke) a general release of claims in a form satisfactory to NXP within sixty (60) days following such termination (or such shorter period as may be specified by NXP in accordance with applicable law), then the change of control (CoC) arrangement as approved from time to time by the Compensation Cie. will apply to you. As per the date hereof, the current CoC arrangement is attached as Exhibit A to this Agreement. Defined terms used in this paragraph have the same meaning as defined in the NXP Omnibus Plan.

g.Bonus Payout Upon Termination. In case of termination of your employment for any reason other than that provided in Section 4(a) or 4(c) of this Agreement or, by the Court on application of the Company, the Company will pay a pro rata payment of the bonus for the financial year in which, or shortly after which, your employment is terminated, provided that the conditions for bonus payout are met, which payment will be prorated for the period that you have performed actual work for the Company and whereby the pro rata bonus shall not be paid to you until the financial results for the relevant year have been determined. In all other situations in which the Agreement ends, no (pro rata) payment of the bonus will be considered and/or made. Without prejudice to the previous paragraph, if you have not performed actual work during the full financial year, any bonus paid (if conditions for bonus pay-out are met) shall be pro rata to the part of the financial year during which you have performed actual work. For the purposes of this provision "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed three (3) months.

5.Share Ownership Guidelines. During the term of your MT membership, you will be bound by the Executive Share Ownership Policy (the “EOP”), as approved by the Compensation Cie. As such, you will be required to own at any moment at least three times your base salary in NXP shares. As long as you have not met the three times base salary threshold, you need to retain 100% of the net shares received from LTI grants until the EOP is met. Shares counted towards the EOP are NXP shares directly or beneficially owned, and any unvested tie-based restricted stock units (RSUs). Further details are attached in Exhibit B to this Agreement.

Insider. As Member of the MT and General Counsel, you’re designated as a Section 16 Insider under the NXP Insider Trading Policy. In Section VI of this NXP Insider Trading Policy 2020, you will find specific rules for you as a Section 16 Insider. Below is a summary of the most relevant requirements for you as Section 16 Insider (in addition to the restrictions of the NXP Insider Trading Policy), with which you acknowledge you shall comply:

i.You as a Section 16 Insider are prohibited from trading during closed periods (irrespective of whether you have Inside Information at that time);
ii.You as a Section 16 Insider must notify the Compliance Officer (currently: jean.schreurs@nxp.com) of any envisaged trade (buying or selling) of any NXP securities;
iii.You as a Section 16 Insider must notify the Compliance Officer of any trade in NXP securities immediately after the transaction, so that the required SEC filing can be made within two business days;
iv.You as a Section 16 Insider are prohibited from short-swing transactions in NXP securities; and
v.You as a Section 16 Insider are prohibited from writing call or put options and similar derivatives of NXP securities.

6.Outside Directorship/Additional Occupation. You shall refrain from accepting remuneration or time consuming non-remunerated work activities with or for third parties or from doing business for your own account without the prior written consent of the CEO. You further acknowledge and agree to be bound by the terms of NXP’s Code of Conduct with respect to any outside employment or conflicts of interest and that you may only take up positions in organizations outside NXP, provided the following criteria are met:

a.The external function shall not create a conflict of interest with NXP’s interests;
b.You notify the CEO in advance, and the CEO has approved the position/function in writing;
c.The duties involved in the position will not interfere with your responsibilities at work, as determined in NXP’s sole discretion;
d.Approval for the receipt of any compensation for the external position is first obtained in writing by NXP’s CEO; and
e.You report your external function via the Conflict of Interest procedure, sending an email to coi.statement@nxp.com.

7.Fiscal Assistance. NXP Corporate Fiscal in consultation with tax advisors (presently PriceWaterhouseCooper) are available to assist you in the filing of your annual tax returns.

8.Non-Competition and Non-Solicitation. During your employment with the Company and for twelve (12) months following the termination of such employment for any reason (the “Restricted Period”), you shall not, anywhere within the United States of America (the “Restricted Territory”), directly or indirectly (A) engage in for your own benefit or for the benefit of any third party
(B) otherwise own, manage, operate, control, advise, be employed by, or participate in the ownership, management, operation or control of, or provide competitive services to, any person or entity that is engaged in, in either case, a business that is in the same or similar business and competitive with the business conducted by, or actively planned to be conducted by, or otherwise competitive with that of the Company (or any of its affiliates engaged in the same business) (any such business, a “Competing Business”). Notwithstanding the foregoing, your passive ownership solely as an investor of three percent (3%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company. During the Restricted Period, you also shall not, directly or indirectly: (i) persuade or attempt to persuade any customer or client, or any potential customer or client to which you have (or an employee who reports to you has or had) made a presentation or with respect to which you had access to confidential or proprietary information, (A) not to hire, engage or purchase products or services from the Company or its affiliates or (B) to hire, engage or purchase products or services from another entity or person in connection with a Competing Business within the Restricted Territory; or (ii) solicit for employment or hire (or solicit for engagement as an independent contractor or engage as an independent contractor) any employee (or independent contractor) of the Company or its affiliates (or any person who was employed (or engaged) by the Company or its affiliates within the 12-month period prior to such solicitation, hiring or engagement, as applicable (or, if following the termination of your employment, the 12-month period prior to such termination), or otherwise encourage any employee of, or independent contractor with, the Company or its affiliates to terminate his or her employment with or engagement by the Company or its affiliates or accept employment or a consulting relationship with any entity or person other than the Company or its affiliates.

9.Confidential Information. During your employment, you will have access to or become familiar with information of confidential or proprietary nature that pertains to the business operations of the Company and its affiliates. Such information includes, but is not limited to, (i) information relating to the Company’s or its affiliates’ business, operations, customers, clients, suppliers and vendors, including, but not limited to, information received from third parties under confidential conditions, business plans, financial information, cost, pricing and profit figures, customer files, products and services offered or in development, strategic direction, marketing strategies and plans, software, designs, procedures, formulas, processes, financial data and results of operations; and (ii) other know- how, ideas, concepts, trade secrets, and methodologies and technical, business or financial information relating to the business of the Company or its affiliates (collectively, “Confidential Information”). You acknowledge that the Confidential Information is, among other things, not readily available to the public and extremely valuable to the Company’s and/or its affiliates’ operations. Without limiting any other confidentiality obligations you may owe to the Company or its affiliates, you agree not to disclose any Confidential Information, directly, or use it in any way, either during your employment with the Company or any time thereafter, except (a) required in the course of this employment for the Company,
(b) for information that is or becomes public other than through his breach of any confidentiality obligations (unless such information became public as a result of a violation of any other person or other person or entity’s confidentiality obligations) or (c) as required by legal process (provided that, in the event of legal process, you must provide prompt notice to the Company prior to responding to such legal process and cooperate with the Company or its affiliates if either elects to contest such legal process). You further agree not to copy or record or allow to be copied or recorded any such Confidential Information, except as required in the course of your employment.

You further agree that you have continuing obligations pursuant to NXP’s Assignment & Confidentiality Agreement and/or Employee Ethics and Intellectual Property Agreement signed by you (and incorporated herein by reference). Nothing herein shall prevent you from using and availing yourself of your general technical, engineering and inventive skill, knowledge and experience, including that pertaining to or derived from the non-secret and non-confidential aspects of the activities of NXP.

10.Successors and Assigns. This Agreement shall bind and insure to the benefit of and be enforceable by the Company and its successors and assigns and you and your heirs, executors, administrators, and successors. Provided that your services to the Company are of a personal nature and that you cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of your rights, or obligations under this Agreement (and any such purported action by you shall be null and void); provided further that the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate if the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company or its subsidiaries by purchase, merger, consolidation or otherwise.

11.Notices. All notices, requests, demands, claims, consents and other communication which are required, permitted or otherwise delivered pursuant or related to this Agreement shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:    SVP Total Rewards NXP Semiconductors
6501 William Cannon Dr West, Austin, Texas 78735

If to the Employee:    Jennifer Wuamett [********]

Alternatively, notices may be provided to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communication shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier of sent by overnight courier.

12.NXP Policies. You will be subject to all NXP policies currently in effect for the Company’s employees and as may be established and/or amended from time to time, including but not limited to, all terms and conditions in any Code of Conduct applicable to the Company’s employees. Your employment (and continued employment) with the Company is contingent upon you obtaining and maintaining authorization to be employed in the United States commensurate with the business needs of the Company.

13.Severability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and the Employee agree that such provision shall be modified to make it enforceable to maximum extent possible under applicable law. If any provision of this Agreement is declared invalid, illegal or unenforceable for any reason and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this Agreement in full force and effect.

14.Survival. This Agreement shall continue for so long as any obligations remain under this Agreement. Without limiting the foregoing, the provisions of Sections 8-9 of this Agreement shall survive and shall continue to be binding upon you notwithstanding the termination of your employment with the Company for any reason. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

15.Governing Law and Forum. This Agreement is governed by and construed in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof. The parties agree to the exclusive personal jurisdiction and venue of the State and Federal courts located in Travis County, Texas for any legal action relating this agreement.

IN WITNESS WHEREOF, NXP and Jennifer Wuamett have executed and delivered this Agreement as of the date written below.

/s/ Jennifer Wuamett
Jennifer Wuamett
Date: August 25, 2021

NXP USA, Inc.

By: /s/ Jan Vernon
Name: Jan Vernon

Title: SVP Total Rewards Date: _08/25/2021_

Exhibit A

CHANGE IN CONTROL BENEFITS FOR MANAGEMENT TEAM

Current NXP Job & Org Level	Governing Document(s)	Severance	Benefits Continuation	Accelerated Vesting*	CoC Protection of Terms
Executive Officers (Section 16 Officers)	NXP CoC Executive Officer Agreement	Minimum 24 months Base + 24 months Target Bonus	12 months (US only); N/A outside US	Per equity agreements	12 months post-close per the NXP CoC Executive Officer Agreement

* NXP agreements provide for accelerated vesting if within 12 months of a change-in-control employment is involuntarily terminated or if the employee leaves for “Good Reason”.

Exhibit B

2021 SHARE OWNERSHIP POLICY

SOG LEVEL/ELEMENT	NXP SOG POLICY
President & CEO	* 6.0x base salary
MT: Section 16 Officers	* 3.0x base salary
MT: Non Section 16 Officers	* 2.0x base salary
Board of Directors	* 5.0x cash retainer
Compliance Window	* 5 years
Policy if SOG Not Met	•Retain 100% of net shares received from LTI grants until SOG is met, with •Committee to retain discretion to assess special situations on a case-by-case basis
Shares Counted Toward SOG	•Shares directly or beneficially owned •Unvested time-based restrictive stock (RSUs)
Measurement	•Report annually at first CC meeting January/February using mid December prior year standings - after Trading Window Closes •Use 31 December prior year closing share price

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